EXHIBIT 99.1

Hooker Furniture Reports Income Gains on Higher Sales for Fiscal Year 2018

MARTINSVILLE, Va., April 05, 2018 (GLOBE NEWSWIRE) -- Hooker Furniture (NASDAQ:HOFT) today reported consolidated net sales of $620.6 million and net income of $28.6 million, or $2.44 per diluted share, for its fifty-two-week fiscal year that ended on January 28, 2018.

Consolidated net sales increased $43.4 million, or 7.5%, from the prior year. Net income increased $3.3 million, or 12.9%. Earnings per diluted share increased 11.9% from $2.18 in the prior year.

“We’re pleased with our performance for the fiscal year, with solid sales growth, double-digit gains in profitability and strong cash flow generation,” said Paul B. Toms Jr., chairman and chief executive officer.

Higher sales in all reportable segments contributed to the annual consolidated revenue increase, driven by a 6% increase in the Home Meridian segment and a 20% sales increase in the All Other Segment. Nearly 80% of the All Other segment net sales increase was due to the inclusion of four months of revenues from the business of Shenandoah Furniture, which was acquired on September 29, 2017.

“Over the last few years, our strategy has been to leverage the financial strength of our traditional businesses to grow profitably, both organically and through acquisitions,” said Toms. “That strategy has helped us build a more diverse and robust portfolio of brands yielding strong results, as we focus our resources and management around winning distribution channels, products and price-points.”

For the fiscal 2018 fourth quarter, consolidated net sales were $175.5 million, with net income of $8.8 million, or $0.75 per diluted share. Net sales increased $1.6 million, or roughly 1%, compared to last year’s fourth quarter, while net income decreased 19.5%, primarily due to the $1.8 million charge recorded to adjust the value of the Company’s deferred tax assets, resulting from the tax rate reduction under the recently-enacted Tax Cuts and Jobs Act of 2017.

Earnings per diluted share decreased 21% from $0.95 in the prior year fourth quarter. “While income and earnings per share were unfavorably impacted by about $0.15 per share in the fourth quarter due to the federal tax rate adjustment, we anticipate approximately $6 million in additional net income in the 2019 fiscal year from tax reform,” Toms said.

The Home Meridian segment’s strong sales results for the year were tempered somewhat by a fourth quarter sales decrease compared to the prior year’s record fourth-quarter shipments. In addition, the All Other Segment experienced some unfavorable impact on margins from raw materials inflation and excess capacity in two domestic-manufacturing divisions in that segment.

During the fiscal year, higher revenues helped boost consolidated operating income by $6.7 million, or 17%. The improvement came despite approximately $800,000 in costs related to the Shenandoah acquisition and amortization of intangibles with shorter economic lives from that acquisition. Also contributing to the higher operating income was $1.8 million less in intangible asset amortization in the Home Meridian segment for the current fiscal year and the absence of $1.2 million in acquisition-related expenses for the Home Meridian acquisition.

Segment Reporting: Hooker Branded

Hooker Branded segment revenues grew $8.1 million or 5.1% in fiscal 2018, primarily due to dramatic growth at Hooker Upholstery. “The strength of Hooker Upholstery’s recovery, after significant vendor quality issues last year, demonstrates the future potential of that business unit and the value it offers to our customers. After two previous years of flat or modestly-declining sales, our casegoods business stabilized throughout the year, finishing with solid growth in the fourth quarter,” said Toms.

“The segment continues to trend in the right direction, with sales and incoming orders up approximately 8.6% in the first two months of the current fiscal year versus the similar period in fiscal 2018. Hooker Branded is a significant earnings engine for the company that has allowed us to fund many of our growth initiatives. Our strategy to align our resources around winning and emerging channels of distribution while continuing to support the traditional channels that have been Hooker’s bread and butter over the years is yielding positive results.”

Segment operating margin remained a solid 13.0% for the fiscal year. For the quarter, the operating margin was 15.3%, reflecting the leverage gained from the uptick in sales.

Segment Reporting: Home Meridian

“For the fiscal year, the Home Meridian segment grew its net sales 6%, its operating profit nearly 30%, and met its financial goals” said George Revington, chief operating officer of Hooker Furniture.  “For the quarter, net sales were down 8.8% compared to the prior year’s record 4th quarter shipments, and operating income was down 4.8%.  For the year, sales in our Accentrics Home eCommerce division were up 57.4% and Samuel Lawrence Furniture, our largest division, was up 12.8%.  In the fourth quarter, these increases were offset by a decline in shipments in our hospitality group.  The 30% growth in operating income for the year resulted from a favorable reduction in cost of goods, improved expense management, and further leveraging our current infrastructure.  Intangible amortization expense was also down in fiscal 2018, due primarily to the short amortization period of some of Home Meridian’s acquisition-related intangible assets in the prior year.”

“Fourth quarter orders were up 2% and backlog was down 8%.  However, as of the end of fiscal 2019 March period, Home Meridian’s current backlog is up 19.3% over prior year and orders fiscal year to date are up 12.2%.  While some of these orders are scheduled out over the next several quarters and will not affect our first quarter, this is a positive trend.  Our emerging channels of distribution for the year grew at 2.5 times the rate of our traditional channels, led again by our sales to eCommerce customers, which grew 46%,” Revington said

Segment Reporting: “All Other”

“The All Other segment increased sales by about 20% on the strength of the addition of Shenandoah’s revenues for the last four months of the year, and to a lesser extent, sales increases at Bradington-Young and H Contract. “Specializing in upscale furnishings for senior living facilities and retirement centers, H Contract contributed over one million dollars to operating income,” Toms said. Toms noted that strong upholstery sales and profitability “were tempered somewhat in the fourth quarter by price increases in raw materials and some excess capacity at Sam Moore and Shenandoah, but we expect those factors to be temporary. Overall, the upholstery businesses  performed very well for the year,” he concluded.

Cash, Debt and Inventory

The Company finished the fiscal 2018 year with $30.9 million in cash and cash equivalents and $53.4 million in acquisition-related debt. Additionally, $28.5 million was available on its $30.0 million revolving credit facility, net of $1.5 million reserved for standby letters of credit. Consolidated inventories stood at $84.9 million.

“Because of our strong cash flow, we were able to make an unscheduled, additional payment on our debt of $10 million last week,” Toms said. Also, as a result of cash generated from operations, Hooker increased its dividend nearly 17% per share in December 2017.

Outlook

“Both current retail conditions and our business results can be best described as mixed,” said Toms. “Business during the President’s Day promotions at retail was very good for most retailers and for us, but overall activity varies by region of the country, by region of the world and by distribution channel. Our businesses cross various home furnishings product segments, price points and distribution channels, so at any given time we have winners and losers. Currently, our Hooker branded business in the higher price points is faring well, with orders up about 9% compared to this time last year. While Home Meridian’s orders are up 12% over prior year, its hospitality business, their smallest marketing group, remains weak and their suppliers’ post-Chinese New Year’s recovery has been slower than normal.  We expect these situations will be temporary. With our diverse portfolio and strategy to focus on winning channels, we are well-positioned to grow sales and income in the coming year, thanks to the solid foundation of our traditional business and our initiatives to create new opportunities,” Toms concluded.

Dividends

On March 5, 2018, the Company’s board of directors declared a quarterly cash dividend of $0.14 per share, payable on March 30, 2018 to shareholders of record at March 19, 2018.

Conference Call Details

Hooker Furniture will present its fiscal 2018 fourth quarter results via teleconference and live internet web cast on Thursday afternoon, April 5, 2018, at 2:00 PM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers.  The conference ID number is 2827969. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 93rd year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2016 shipments to U.S. retailers, according to a 2017 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers.  The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, specializing in casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, specializing in value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) the risks specifically related to the concentrations of a material part of our of sales and accounts receivable in only a few customers; (3) achieving and managing growth and change, including the recent Shenandoah acquisition, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (4) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (5) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, including the implementation of a possible border-adjustment tax; (6) our ability to successfully implement our business plan to increase sales and improve financial performance; (7) changes in actuarial assumptions, the interest rate environment, the return on plan assets and future funding obligations related to the Home Meridian segment’s legacy Pension Plan, which can affect future funding obligations, costs and plan liabilities; (8) the possible impairment of our long-lived assets, which can result in reduced earnings and net worth; (9) the cost and difficulty of marketing and selling our products in foreign markets; (10) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (11) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (12) disruptions affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities or our representative offices in Vietnam and China; (13) price competition in the furniture industry; (14) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (15) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (16) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (17) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (18) capital requirements and costs, including the servicing of our floating-rate term loans; (19) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (20) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; and (21) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; (22) higher than expected employee medical and workers’ compensation costs that may increase the cost of our self-insured healthcare and workers compensation plans; and (23) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2017 and the Company’s Quarterly Report on Form 10-Q for the quarter ended October 29, 2017. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28,	January 29,	January 28,	January 29,
	2018	2017	2018	2017

Net sales	$175,519	$173,927	$620,632	$577,219

Cost of sales	135,800	133,809	485,376	451,098

Gross profit	39,719	40,118	135,256	126,121

Selling and administrative expenses	23,140	22,728	87,279	83,767
Intangible asset amortization	793	334	2,084	3,134

Operating income	15,786	17,056	45,893	39,220

Other income, net	483	294	1,536	930
Interest expense, net	388	199	1,248	954

Income before income taxes	15,881	17,151	46,181	39,196

Income tax expense	7,046	6,172	17,620	13,909

Net income	$8,835	$10,979	$28,561	$25,287

Earnings per share
Basic	$0.75	$0.95	$2.45	$2.19
Diluted	$0.75	$0.95	$2.44	$2.18

Weighted average shares outstanding:
Basic	11,747	11,537	11,633	11,531
Diluted	11,771	11,564	11,663	11,563

Cash dividends declared per share	$0.14	$0.12	$0.50	$0.42

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28,	January 29,	January 28,	January 29,
	2018	2017	2018	2017

Net Income	$8,835	$10,979	$28,561	$25,287
Other comprehensive income (loss):
Amortization of actuarial (loss) gain	(190)	605	(144)	551
Income tax effect on amortization	43	(223)	26	(204)
Adjustments to net periodic benefit cost	(147)	382	(118)	347

Total comprehensive Income	$8,688	$11,361	$28,443	$25,634

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	January 28,	January 29,
	2018	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$30,915	$39,792
Trade accounts receivable, net	92,461	92,578
Inventories	84,898	75,303
Prepaid expenses and other current assets	5,314	4,244
Total current assets	213,588	211,917
Property, plant and equipment, net	29,249	25,803
Cash surrender value of life insurance policies	23,622	22,366
Deferred taxes	3,168	7,264
Intangible assets, net	38,139	25,923
Goodwill	40,058	23,187
Other assets	2,234	2,236
Total non-current assets	136,470	106,779
Total assets	$350,058	$318,696

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loan	$7,528	$5,817
Trade accounts payable	32,685	36,552
Accrued salaries, wages and benefits	9,248	8,394
Income tax accrual	3,713	4,323
Customer deposits	3,951	5,605
Other accrued expenses	2,893	3,369
Total current liabilities	60,018	64,060
Long term debt	45,778	41,772
Deferred compensation	11,164	10,849
Pension plan	2,441	3,499
Other long-term liabilities	886	589
Total long-term liabilities	60,269	56,709
Total liabilities	120,287	120,769

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,762 and 11,563 shares issued and outstanding on each date	48,970	39,753
Retained earnings	180,433	157,688
Accumulated other comprehensive income	368	486
Total shareholders’ equity	229,771	197,927
Total liabilities and shareholders’ equity	$350,058	$318,696

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Fifty-Two Weeks Ended
	January 28,	January 29,
	2018	2017
Operating Activities:
Net income	$28,561	$25,287
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	6,647	8,000
Loss/(Gain) on disposal of assets	571	(72)
Deferred income tax expense (benefit)	4,207	(2,224)
Noncash restricted stock and performance awards	1,175	1,157
Provision for doubtful accounts	(531)	2,188
Gain on life insurance policies	(582)	(964)
Changes in assets and liabilities:
Trade accounts receivable	4,224	(21,507)
Inventories	(7,215)	6,016
Prepaid expenses and other current assets	(1,067)	(115)
Trade accounts payable	(4,623)	4,662
Accrued salaries, wages, and benefits	159	1,950
Accrued income taxes	(611)	3,966
Customer deposits	(1,655)	2,187
Other accrued expenses	(696)	2,303
Deferred compensation	(1,151)	(1,715)
Other long-term liabilities	333	121
Net cash provided by operating activities	$27,746	$31,240

Investing Activities:
Acquisitions	$(32,773)	$(86,062)
Purchases of property and equipment	(3,166)	(2,454)
Proceeds received on notes receivable	120	146
Proceeds from sale of property and equipment	9	2
Premiums paid on life insurance policies	(673)	(715)
Proceeds received on life insurance policies	-	1,022
Net cash used in investing activities	(36,483)	(88,061)

Financing Activities:
Proceeds from long-term debt	$12,000	$60,000
Payments for long-term debt	(6,286)	(12,290)
Debt issuance cost	(39)	(165)
Cash dividends paid	(5,815)	(4,854)
Net cash (used in) provided by financing activities	(140)	42,691

Net decrease in cash and cash equivalents	(8,877)	(14,130)
Cash and cash equivalents - beginning of year	39,792	53,922
Cash and cash equivalents - end of year	$30,915	$39,792

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$1,135	$848
Cash paid for income taxes, net	14,122	12,164
Non-cash transactions:
Acquisition cost paid in common stock	$8,396	$20,267
Increase in property and equipment through accrued purchases	58	-

Table V
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME BY SEGMENT*
(In thousands)
Unaudited

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	January 28,		January 29,		January 28,		January 29,
	2018		2017		2018		2017
		% Net		% Net		% Net		% Net
Net Sales		Sales		Sales		Sales		Sales
Hooker Branded	$45,821	26.1%	$43,212	24.8%	$166,754	26.9%	$158,685	27.5%
Home Meridian	103,299	58.9%	113,244	65.1%	365,472	58.9%	344,635	59.7%
All other	26,399	15.0%	17,471	10.0%	88,406	14.2%	73,899	12.8%
Consolidated	$175,519	100%	$173,927	100%	$620,632	100%	$577,219	100%

Operating Income
Hooker Branded	$6,990	15.3%	$7,722	17.9%	$21,732	13.0%	$20,203	12.7%
Home Meridian	8,016	7.8%	8,421	7.4%	18,674	5.1%	14,375	4.2%
All other	780	3.0%	913	5.2%	5,487	6.2%	4,642	6.3%
Consolidated	$15,786	9.0%	$17,056	9.8%	$45,893	7.4%	$39,220	6.8%

*The Company continually monitors its reportable segments for changes in facts and circumstances to determine whether changes in the identification or aggregation of operating segments are necessary.  In the fourth quarter of FY2018, the Company updated its reportable segments as follows:  Hooker Upholstery was aggregated with Hooker Casegoods and reported as the Hooker Branded segment. The domestic upholstery operations of Shenandoah Furniture, Sam Moore and Bradington-Young were moved into the All Other segment with Company’s H Contract business and the remains on the Company’s Homeware division, which was shuttered earlier in the year. The Home Meridian segment remains unchanged.

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949